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                                                                      Exhibit 15







Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



Re:  Protective Life Corporation



We are aware that our report dated July 25, 1995, except for Note H, as to which the date is August 7, 1995, on our review of interim consolidated financial information of Protective Life Corporation and subsidiaries for the period ended June 30, 1995, and included in the Company's quarterly report on Form 10-Q for the quarter then ended, is incorporated by reference in the Company's registration statements on Form S-8 and Form S-3. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.





COOPERS & LYBRAND L.L.P.


Birmingham, Alabama
July 25, 1995